Exhibit 10.1

The Simsbury Bank & Trust Company, Inc.
Split Dollar Life Insurance Agreement

THE SIMSBURY BANK & TRUST COMPANY, INC.
SPLIT DOLLAR LIFE INSURANCE AGREEMENT

THIS SPLIT DOLLAR LIFE INSURANCE AGREEMENT (the “Agreement”) is adopted this 21st day of March, 2013, by and between THE SIMSBURY BANK & TRUST COMPANY, INC., a state-chartered commercial bank located in Simsbury, Connecticut (the “Bank”) and Anthony F. Bisceglio (the “Employee”).

The purpose of this Agreement is to retain and reward the Employee, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the life of the Employee with the designated beneficiary of the Employee.  The Bank will pay the life insurance premiums from its general assets.

Article 1
Definitions

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” means the benefit set forth in Section 2.1.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Employee, entitled to benefits, if any, upon the death of the Employee.

1.3
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Employee completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5
“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

1.6	“Code” means the Internal Revenue Code of 1986, as amended.

1.7	“Effective Date” means January 1, 2013.

1.8	“Employee’s Interest” means the benefit set forth in Section 2.2.

1.9	“Insurer” means the insurance company issuing the Policy on the life of the Employee.

1.10	“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

1.11	“Normal Retirement Age” means the Employee attaining age 65.

1.12	“Plan Administrator” means the plan administrator described in Article 11.

The Simsbury Bank & Trust Company, Inc.
Split Dollar Life Insurance Agreement

1.13	“Policy” or “Policies” means the individual insurance policy or policies acquired by the Bank for purposes of insuring the Employee’s life under this Agreement.

1.14
“Separation from Service” means termination of employment for any reason other than death or disability.  Whether a Separation from Service has occurred is determined in accordance with the requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediate preceding thirty-six (36) month period (or the full period of services to the Bank if the Employee has been providing services to the Bank less than thirty-six (36) months).

1.15
“Vested Insurance Benefit” means the Bank will provide the Employee with continued insurance coverage from the date of vesting until Normal Retirement Age, subject to the forfeiture provisions detailed in Article 5.  For purposes of this Agreement, an Employee achieves vested status at Separation from Service following a Change in Control.

Article 2
Policy Ownership/Interests

2.1
Bank’s Interest.  The Bank shall own the Policies and the Bank shall have the right to exercise all incidents of ownership. The Bank, subject to Article 4, may terminate a Policy without the consent of the Employee.  The Bank shall be the beneficiary of the remaining death proceeds of the Policies after the Employee’s Interest is determined according to Section 2.2 below.

2.2
Employee’s Interest.  The Employee, or the Employee’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds as specified in this Section 2.2.  The Employee shall also have the right to elect and change settlement options with respect to the Employee’s Interest by providing written notice to the Bank and the Insurer.

2.2.1
Death Prior to Separation from Service.  If the Employee dies prior to Separation from Service, the Beneficiary shall be entitled to a benefit equal to One Hundred Thousand Dollars ($100,000); provided however, such benefit shall not exceed the Net Death Proceeds.

2.2.2
Death After Separation from Service.  If, pursuant to Article 1.15, a terminated Employee has a Vested Insurance Benefit at the date of death, the Beneficiary shall be entitled to a benefit equal to the amount set forth in Article 2.2.1.  If the Employee has not achieved a Vested Insurance Benefit on the date of death, the Beneficiary will not be entitled to a benefit under this Plan.

The Simsbury Bank & Trust Company, Inc.
Split Dollar Life Insurance Agreement

Article 3
Comparable Coverage

3.1
Insurance Policies.  The Bank may provide the Employee’s Interest through the Policies purchased at the commencement of this Agreement, or may provide comparable insurance coverage to the Employee through whatever means the Bank deems appropriate.  If the Employee waives or forfeits his or her right to the Employee’s Interest, the Bank may choose to cancel the Policy or Policies on the Employee, or may continue such coverage and become the direct beneficiary of the entire death proceeds.

Article 4
Premiums and Imputed Income

4.1	Premium Payment. The Bank shall pay all premiums due on all Policies.

4.2
Economic Benefit.  The Bank shall determine the economic benefit attributable to the Employee based on the life insurance premium factor for the Employee's age multiplied by the aggregate death benefit payable to the Beneficiary.  The "life insurance premium factor" is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

4.3	Imputed Income. The Bank shall impute the economic benefit to the Employee on an annual basis, by adding the economic benefit to the Employee’s W-2, or if applicable, Form 1099.

Article 5
General Limitations

5.1
Removal.  Notwithstanding any provision of this Agreement to the contrary, the Employee’s rights in the Agreement shall terminate if the Employee is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act (“FDIA”).

5.2
Suicide or Misstatement.  No benefits shall be payable if the Employee commits suicide within two (2) years after the date of this Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Employee on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 6
Beneficiaries

6.1
Beneficiary. The Employee shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Agreement upon the death of the Employee.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other Agreement of the Bank in which the Employee participates.

The Simsbury Bank & Trust Company, Inc.
Split Dollar Life Insurance Agreement

6.2
Beneficiary Designation; Change.  The Employee shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent.  The Employee's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Employee or if the Employee names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Employee shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Employee and accepted by the Bank prior to the Employee’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

6.4
No Beneficiary Designation.  If the Employee dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Employee, then the Employee’s surviving spouse shall be the designated Beneficiary.  If the Employee has no surviving spouse, the benefits shall be made payable to the personal representative of the Employee's estate.

6.5
Facility of Payment.  If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Employee and the Employee’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 7
Assignment

The Employee may irrevocably assign without consideration all of the Employee’s Interest in this Agreement to any person, entity, or trust.  In the event the Employee shall transfer all of the Employee’s Interest, then all of the Employee's Interest in this Agreement shall be vested in the Employee’s transferee, who shall be substituted as a party hereunder, and the Employee shall have no further interest in this Agreement.

Article 8
Insurer

The Insurer shall be bound only by the terms of its given Policy.  The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement.  The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

The Simsbury Bank & Trust Company, Inc.
Split Dollar Life Insurance Agreement

Article 9
Claims And Review Procedure

9.1	Claims Procedure. The Employee or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1
Initiation – Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

9.1.2
Timing of Bank Response.  The Bank shall respond to such claimant within ninety (90) days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.1.3
Notice of Decision.  If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

9.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

9.2.2
Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

The Simsbury Bank & Trust Company, Inc.
Split Dollar Life Insurance Agreement

9.2.3
Considerations on Review.  In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4
Timing of Bank’s Response.  The Bank shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.2.5
Notice of Decision.  The Bank shall notify the claimant in writing of its decision on review.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 10
Amendments And Termination

The Bank may amend or terminate the Agreement at any time, or may amend or terminate the Employee’s rights under the Agreement at any time prior to the Employee’s death, by providing written notice of such to the Employee; provided, however, that if  the Employee has Separated from Service prior to Normal Retirement Age following a Change in Control, the Bank may amend or terminate the Agreement only if: (i) continuation of the Agreement would cause significant financial harm to the Bank, (ii) the Employee agrees to such action, or (iii) the Bank’s banking regulator(s) issues a written directive to amend or terminate the Agreement. In the event that the Bank decides to maintain the Policy after termination of the Agreement, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

The Simsbury Bank & Trust Company, Inc.
Split Dollar Life Insurance Agreement

Article 11
Administration

11.1
Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Compensation and Human Resources Committee or its designee.  The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

11.2
Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

11.3
Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

11.4
Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

11.5
Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the death or Separation from Service of the Employee, and such other pertinent information as the Plan Administrator may reasonably require.

Article 12
Miscellaneous

12.1	Binding Effect. This Agreement shall bind the Employee and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

12.2
No Guarantee of Employment.  This Agreement is not an employment policy or contract. It does not give the Employee the right to remain an Employee of the Bank, nor does it interfere with the Bank's right to discharge the Employee.  It also does not require the Employee to remain an Employee nor interfere with the Employee's right to terminate employment at any time.

12.3
Applicable Law.  The Agreement and all rights hereunder shall be governed by and construed according to the laws of the state of Connecticut except to the extent preempted by the laws of the United States of America.

12.4
Reorganization.  The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

The Simsbury Bank & Trust Company, Inc.
Split Dollar Life Insurance Agreement

12.5
Notice.  Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Chief Executive Officer
The Simsbury Bank & Trust Company, Inc.
760 Hopmeadow Street P.O. Box 248
Simsbury, CT 06070

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Employee under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Employee.

12.6
Entire Agreement.  This Agreement, along with the Employee’s Beneficiary Designation Form, constitutes the entire agreement between the Bank and the Employee as to the subject matter hereof.  No rights are granted to the Employee under this Agreement other than those specifically set forth herein.

12.7
Severability and Interpretation.  If a provision of this Agreement is held to be invalid or unforeseeable, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, in the event that any provisions is held to be overbroad as written such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

Employee:	The Simsbury Bank & Trust Company, Inc.

/s/ Anthony F. Bisceglio	By: /s/ Martin J. Geitz
Anthony F. Bisceglio
Title: President & CEO